UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 15, 2024

METALLUS INC. (Exact name of registrant as specified in its charter)

Ohio	1-36313	46-4024951
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1835 Dueber Avenue, SW, Canton, OH 44706
(Address of Principal Executive Offices) (Zip Code)

(330) 471-7000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	MTUS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On May 15, 2024, Metallus Inc. (the “Company”) entered into an agreement to purchase a group annuity contract from The Prudential Insurance Company of America (“Prudential”) in connection with the termination of the TimkenSteel Corporation Retirement Plan (the “Salaried Pension Plan”). The Salaried Pension Plan termination settles approximately $121 million of the Company’s remaining U.S. pension obligations. Prudential will pay future benefits under the group annuity contract starting August 1, 2024 for all remaining participants in the Salaried Pension Plan. Benefits payable to Salaried Pension Plan participants will not be reduced as a result of this transaction. The group annuity contract will be purchased using existing assets of the Salaried Pension Plan and requires no cash contribution from the Company. The Company expects to realize a non-cash pension settlement gain of approximately $3 million in the second quarter of 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METALLUS INC.

Date: May 20, 2024	By:	/s/ Kristine C. Syrvalin
Kristine C. Syrvalin
Executive Vice President, General Counsel and Chief Human Resources Officer